Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley, Sr. Vice President-Finance
Dover, Delaware, October 30, 2003	(302) 857-3745

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE THIRD QUARTER

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today reported its results for the third quarter ended September 30, 2003.

Revenues were $38,207,000 in the quarter ended September 30, 2003 compared with $41,622,000 for the third quarter of 2002. The Company experienced a decline in admissions and other related revenue at its IRL and NASCAR Craftsman Truck Series events in Nashville, its IRL event at Gateway International Raceway (“Gateway”), and at its Grand Prix of Denver event. The substitution of a NASCAR Craftsman Truck Series event for a NASCAR Busch Series event at Gateway in the third quarter also resulted in a $1.2 million revenue decline. Revenues increased slightly at the NHRA event at Memphis Motorsports Park and at the Fall NASCAR weekend at Dover International Speedway, despite the cancellation of all activities on Thursday and Friday from the effects of Hurricane Isabel.

Operating and marketing expenses in the third quarter were $1,247,000 lower than in the comparable period in the prior year largely due to the lower costs at the Craftsman Truck Series event at Gateway compared with the Busch Series event held last year and also due to cost reductions this year at the Grand Prix of Denver, offset by higher purses and sanction fees for most of the other events. Depreciation was $223,000 higher in the third quarter of 2003 than in the same quarter of the previous year and net interest expense was $299,000 lower than the comparable quarter last year. General and administrative expenses were $676,000 lower in the third quarter of 2003 primarily due to headcount reductions and lower legal claims, offset by increased insurance expenses.

Earnings before income taxes were $6,271,000 compared with $7,687,000 in the comparable period last year. Lower earnings in the third quarter of 2003 resulted from those four events mentioned above with declines in revenue. Higher purses and sanction fees and insurance expense also contributed to lower earnings.

Net earnings for the quarter ended September 30, 2003 were $4,465,000 or $.11 per diluted share compared with $3,731,000 or $.10 per diluted share for the same period last year. The higher net earnings resulted primarily from a substantially lower income tax rate in the third quarter of 2003 compared with a 51% effective tax rate last year. Since 18 of the Company’s 19 major events for 2003 were completed by the end of the third quarter and the Company has determined the impact of its 2003 income tax attributes, it now estimates that the full year effective income tax rate for 2003 will be 29%. Under current accounting rules, the Company is required to use its estimated annual income tax rate in interim reporting periods and therefore a 29% tax rate was used for the third quarter and nine-month periods ended September 30, 2003.

For the nine months ended September 30, 2003, revenues decreased to $90,023,000 compared with $91,259,000 for the comparable period in the prior year. For the nine months ended September 30, 2003, operating expenses increased by $4,167,000 primarily as a result of the inclusion of a new event in St. Petersburg in 2003 and higher sanction fees and purses for most of the other events. Earnings before income taxes for the nine months ended September 30, 2003 were $6,331,000 compared with $12,662,000 for the comparable period last year. Lower attendance, hospitality and sponsor revenue caused by a combination of rain, economic uncertainty and other factors were the primary causes for the decline in earnings for the nine months ending September 30, 2003. Earnings from continuing operations were $4,495,000 for the nine months ended September 30, 2003 compared with $6,750,000 in the prior year.

The Company’s financial position remained stable at September 30, 2003. Cash flow from operations was $14,528,000 during the first nine months of the year compared with $15,648,000 for the comparable period in the prior year. For the nine months ended September 30, 2003, capital expenditures were $2,865,000 compared with $6,843,000 last year. The Company currently has no major capital projects in progress. The strong cash flow, together with the low level of capital expenditures, enabled the Company to reduce its indebtedness by $9,658,000 during the last nine months.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate seven motorsports tracks (four permanent facilities and three temporary circuits) in six states and promote motorsports events under the auspices of four of the premier sanctioning bodies in motorsports – NASCAR, CART, IRL and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Nashville Superspeedway near Nashville, Tennessee; Gateway International Raceway near St. Louis, Missouri; and Memphis Motorsports Park near Memphis, Tennessee. It also organizes and promotes the Toyota Grand Prix of Long Beach in California, the Centrix Financial Grand Prix of Denver in Colorado and the Grand Prix of St. Petersburg in Florida.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues	$38,207	$41,622	$90,023	$91,259

Expenses:
Operating and marketing	24,686	25,933	60,639	56,472
Depreciation and amortization	2,698	2,475	8,022	7,204
General and administrative	3,521	4,197	11,269	11,594

	30,905	32,605	79,930	75,270

Operating earnings	7,302	9,017	10,093	15,989
Interest expense, net	1,031	1,330	3,762	3,327

Earnings from continuing operations before income taxes and cumulative effect of accounting change	6,271	7,687	6,331	12,662
Income taxes	1,806	3,956	1,836	5,912

Earnings from continuing operations before cumulative effect of accounting change	4,465	3,731	4,495	6,750
Earnings from discontinued operation, net of income taxes of $3,542	—	—	—	5,168
Direct costs of spin-off, net of income tax benefit of $90	—	—	—	(691)

Earnings before cumulative effect of accounting change	4,465	3,731	4,495	11,227
Cumulative effect of accounting change for goodwill impairment	—	—	—	(28,606)

Net earnings (loss)	$4,465	$3,731	$4,495	$(17,379)

Earnings (loss) per common share—basic:
Continuing operations before accounting change	$0.11	$0.10	$0.11	$0.18
Discontinued operation	—	—	—	0.12
Accounting change	—	—	—	(0.75)

Net earnings (loss)	$0.11	$0.10	$0.11	$(0.45)

Earnings (loss) per common share—diluted:
Continuing operations before accounting change	$0.11	$0.10	$0.11	$0.17
Discontinued operation	—	—	—	0.12
Accounting change	—	—	—	(0.74)

Net earnings (loss)	$0.11	$0.10	$0.11	$(0.45)

Average shares outstanding:
—Basic	39,935	38,853	39,854	38,325
—Diluted	40,017	39,165	39,968	38,701

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	September 30,		December 31,
	2003	2002	2002
ASSETS
Current assets:
Cash and cash equivalents	$345	$1,776	$454
Accounts receivable	9,379	13,022	3,526
Inventories	588	415	382
Prepaid expenses and other	1,939	2,551	4,088
Income taxes receivable	3,289	4,127	5,906
Deferred income taxes	298	139	810

Total current assets	15,838	22,030	15,166
Property and equipment, net	239,873	245,204	244,965
Restricted cash	4,309	2,466	3,683
Other assets, net	1,337	1,834	1,790
Deferred income taxes	3,067	1,464	1,865
Goodwill	21,883	21,883	21,883

Total assets	$286,307	$294,881	$289,352

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,571	$3,183	$1,411
Accrued liabilities	6,872	5,683	5,325
Payable to Dover Downs Gaming & Entertainment, Inc.	211	1,910	793
Notes payable to banks	42,540	—	—
Current portion of long-term debt	745	685	685
Deferred revenue	7,669	7,055	12,080

Total current liabilities	60,608	18,516	20,294
Notes payable to banks	—	55,050	51,515
Long-term debt	18,486	19,229	19,229
Other liabilities	85	107	107
Deferred income taxes	42,621	36,283	37,674
Stockholders’ equity:
Common stock	1,649	1,590	1,614
Class A common stock	2,345	2,361	2,345
Additional paid-in capital	127,792	126,276	127,169
Retained earnings	33,032	35,469	29,735
Accumulated other comprehensive loss	(311)	—	(330)

Total stockholders’ equity	164,507	165,696	160,533

Total liabilities and stockholders’ equity	$286,307	$294,881	$289,352

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Net earnings (loss)	$4,495	$(17,379)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	8,022	7,204
Amortization and write-off of credit facility fees	928	151
Earnings from discontinued operation, net	—	(5,168)
Cumulative effect of accounting change	—	28,606
Tax benefit of options exercised	526	—
Deferred income taxes	4,275	10,374
Changes in assets and liabilities:
Accounts receivable	(5,853)	(8,852)
Inventories	(206)	8
Prepaid expenses and other	2,010	511
Income taxes receivable	2,617	(308)
Accounts payable	1,160	2,159
Accrued liabilities	1,547	2,289
Payable to Dover Downs Gaming & Entertainment, Inc.	(582)	1,910
Deferred revenue	(4,411)	(5,857)

Net cash provided by continuing operations	14,528	15,648

Cash flows from investing activities:
Capital expenditures	(2,865)	(6,843)
Restricted cash	(626)	695
Other	70	—

Net cash used in investing activities of continuing operations	(3,421)	(6,148)

Cash flows from financing activities:
Repayments on revolving debt agreement, net	(8,975)	(55,551)
Debt paid down by Dover Downs Gaming & Entertainment, Inc.	—	45,000
Repayments of long-term debt	(683)	(635)
Repayment of shareholder loan	—	92
Proceeds from sale of common stock, net	—	6,213
Proceeds from stock options exercised	132	38
Other liabilities	(22)	(24)
Credit facility amendment and origination fees	(470)	(839)
Dividends paid	(1,198)	(3,236)

Net cash used in financing activities of continuing operations	(11,216)	(8,942)

Net cash used in discontinued operation	—	(1,730)

Net decrease in cash and cash equivalents	(109)	(1,172)
Cash and cash equivalents, beginning of period	454	2,948

Cash and cash equivalents, end of period	$345	$1,776